1996 Amendment to the Wal-Mart Stores, Inc. Stock Option Plan of 1994

The last Paragraph of Section 2 of the Stock Option Plan of 1994 is hereby stricken from the Stock Option Plan of 1994.

The  following  language is hereby inserted as the last  Paragraph  of
Section 2 of the Stock Option Plan of 1994:

     Notwithstanding anything in this Paragraph 2 to the contrary, this Plan shall be administered, as to those officers and key employees otherwise eligible pursuant to Paragraph 4 hereof who, in their relationship to the Company, are described in subsection 16(a) of the Securities Exchange Act of 1934, as amended, and the rules issued thereunder, and/or who are "covered employees" as such term is defined at Section 162(m) of the Code, by the Compensation Committee of the Board (the "Compensation Committee") consisting of not less than two members of the Board, all of whom shall be both (1) "non-employee directors" within the meaning of the applicable rules and regulations promulgated by the Securities and Exchange Commission and (2) "outside directors" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee shall be appointed, governed, indemnified and authorized as is the Committee hereinabove described. However, such Compensation Committee shall have absolute discretion as to all matters concerning those officers and key employees described above, subject to the express provisions of the Plan. The term "Committee" shall refer herein to the Committee or the Compensation Committee.